Exhibit 10.1

AMENDED AND RESTATED SEVERANCE AGREEMENT

THIS AMENDED AND RESTATED SEVERANCE AGREEMENT (this “Agreement”) is made and entered into as of May 3, 2005, by and between National Mercantile Bancorp, a California corporation (the “Company”), and David R. Brown (“Officer”) with reference to the following facts:

A.                                   Officer is an officer of the Company and/or one or more subsidiaries of the Company; and

B.                                     In order to induce Officer to remain employed by the Company and/or its subsidiaries, the Company is willing to agree to pay severance to Officer under certain circumstances.

C.                                     This Agreement amends and restates in its entirety the Severance Agreement dated November 14, 2002 by and between the Company and Officer.

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the parties herein contained, it is agreed as follows:

1.                                       Definitions.  For purposes of this Agreement, the following terms when used in this Agreement shall have the meanings set forth below:

1.1                                 “Board” shall mean the Board of Directors of the Company.

1.2                                 “Cause” shall mean Officer, after the date of this Agreement, (i) has been convicted by a court of competent jurisdiction of any felony or any criminal offense involving dishonesty, breach of trust or misappropriation, or has entered a plea of nolo contendere to such an offense; or (ii) has committed an act of fraud, embezzlement, theft, dishonesty or any act which would cause termination of coverage under the Company’s Banker’s Blanket Bond as to Officer (as distinguished from termination of coverage as to the Company as a whole); or (iii) has committed a willful violation of the Code of Conduct of any member of the Company Group or any law, rule or regulation governing the operation of the Company Group which the Board determines in good faith will likely have or has had a material adverse effect on the business, interests or reputation of the Company Group or any Member thereof; or (iv) has willfully refused to perform the duties assigned to him; or (v) has committed a willful and unauthorized disclosure of material confidential information regarding the Company Group, which disclosure the Board determines in good faith will likely have or has had a material adverse effect on the Company Group or any member thereof.

1.3                                 “Change of Control” shall mean any transaction or series of related transactions as a result of which:

(i)                                     the Company consummates a reorganization, merger or consolidation, or sale or other disposition of all or substantially all of its assets (each a

“Business Combination”), in each case unless immediately following the consummation of such Business Combination all of the following conditions are satisfied:

(A)  Persons, who, immediately prior to such Business Combination, were the beneficial owners of the Outstanding Voting Securities of the Company, beneficially own (within the meaning of Rule 13d-3 promulgated under the Exchange Act, directly or indirectly, more than 50% of the combined voting power of the then Outstanding Voting Securities of the entity (the “Resulting Entity”) resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries);

(B)  no Person, other than the Existing Shareholder Group, beneficially owns (within the meaning of Rule l3d-3), directly or indirectly, more than: (i) 20% of the then outstanding combined voting power of the Outstanding Voting Securities of the Resulting Entity, except to the extent that such Person’s beneficial ownership of the Company immediately prior to the Business Combination exceeded such threshold, and (ii) beneficially owns more the Existing Shareholder Group;

(C)  at least one-half of the members of the board of directors of the Resulting Entity were members of the Board at the time the Board authorized the Company to enter into the definitive agreement providing for such Business Combination; or

(ii)                                  any Person acquires beneficial ownership (within the meaning of Rule 13d-3) of more than 20% of the combined voting power (calculated as provided in Rule l3d-3 in the case of rights to acquire securities) of the then Outstanding Voting Securities of the Company and has greater beneficial ownership than the Existing Shareholder Group; provided, however, that for purposes of this clause, the following acquisitions shall not constitute a Change of Control:  (x) any acquisition directly from the Company, (y) any acquisition by the Company, (z) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company; or (zz) any acquisition by the Existing Shareholder Group.

1.4                                 “Company Group” shall mean at any time the Company and each subsidiary of the Company at such time which is consolidated with the Company for financial reporting purposes.

1.5                                 “Disability of Officer” shall mean if Officer is Disabled and such disability continues for a period of any six months out of a one-year period.  “Disabled” shall mean Officer’s inability, through physical or mental illness or other cause, to perform normal and customary duties which Officer is required to perform for the Company.  In determining whether Officer is Disabled, the Company may rely upon the written statement provided by a licensed physician acceptable to the Company.  Officer shall allow examination from time to time by any licensed physician selected by the Company and agreed to by Officer.  All such examinations will be conducted within a reasonable time period.

1.6                                 “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, or any successor statute.

1.7                                 “Existing Shareholder Group” shall mean Carl R. Pohlad, members of the immediate family of Carl R. Pohlad, and any affiliated Person of Carl R. Pohlad or any member of his immediate family.

1.8                                 “Outstanding Voting Securities” of any Person means the outstanding securities of such Person entitling the holders thereof to vote generally in the election of directors of such Person.

1.9                                 “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act, which definition shall include a “person” within the meaning of Section 13(d)(3) of the Exchange Act.

1.10                           “Without Cause” shall mean any termination of Officer’s employment by the Company except for a termination (i) for Cause, (ii) as a result of the death of Officer, or (iii) as a result of the Disability of Officer.

2.                                       Severance Payment.

2.1                                 Except as provided in Section 2.2, if within one year following a Change of Control, either Officer terminates employment with all members of the Company Group voluntarily or the Company terminates Officer’s employment Without Cause, the Company will pay Officer in a lump sum (except as provided below) an amount (the “Severance Payment”) equal to the sum of: (i) fifteen times Officer’s base monthly salary as in effect at the time of termination or, if greater, immediately prior to the effective date of the Change of Control; and (ii) twice the amount of the bonus, if any, paid (or payable) to Officer for the fiscal year immediately preceding the fiscal year in which Officer’s employment terminates. The Severance Payment shall be reduced by required deductions for applicable taxes and other withholdings and for any outstanding obligations owed by Officer to the Company that are then due and payable, which deductions and withholdings are specifically authorized by Officer.  The Severance Payment shall be in lieu of any other severance payments to which Officer would be entitled under the plans or policies of the Company and any of its subsidiaries.  If Officer’s employment is terminated by the Company Without Cause, the Severance Payment shall be paid at the time of termination of the Officer’s employment with the Company.  If Officer’s employment is terminated voluntarily by Officer, the Severance Payment shall be paid within 30 days following termination.  Notwithstanding the foregoing, if as of the date the Severance Payment is due Officer’s bonus for the preceding fiscal year has not been determined, the Company shall defer payment of the bonus component of the Severance Payment until such time as Officer’s bonus shall have been determined, but in no event later than 90 days following the end of such preceding fiscal year.  Each Change of Control shall give Officer a separate right to give the notice set forth in the first sentence of this Section 2; provided that in no event shall Officer be entitled to more than one Severance Payment.

2.2                                 Notwithstanding any other provision of this Agreement, the Company shall have no obligation to make the Severance Payment if such Severance Payment is prohibited by applicable federal or state law, including without limitation Part 359 of the regulations of the Federal Deposit Insurance Corporation (12 CFR § 359 et seq.) or any successor provision.

2.3                                 As a condition to the obligation of the Company to pay the Severance Payment, the Officer must execute and deliver a release in form and substance satisfactory to the Company releasing the Company Group and its directors, officers, employees and agents (“Released Parties”) from any and all claims the Officer may have against the Released Parties, whether such claims are known or unknown, absolute or contingent, other than claims under this Agreement, claims for salary and other compensation and benefits accrued prior to termination, claims for indemnification under applicable law, the Bylaws of the Company or any Indemnification Agreement between the Officer and the Company, and rights of Officer under employee benefit plans.

3.                                       IRC Provisions.  Notwithstanding any other provision of this Agreement, if the Company reasonably determines that the payment of the Severance Payment to Officer would be nondeductible by the Company for federal income tax purposes because of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), the Severance Payment shall be reduced to an amount which maximizes the Severance Payment without causing any portion of the same to be nondeductible by the Company because of Section 280G of the Code.  Any such reduction shall be applied to the Severance Payment or the other amounts due to Officer in such manner as Officer may reasonably specify within 30 days following notice from the Company of the need for such reduction or, if Officer fails to so specify timely, as determined by the Company.

4.                                       Employee Benefits.  All employee benefits provided by the Company shall cease upon termination of Officer’s employment for any reason, and the Company shall have no further responsibility with respect thereto after such termination; provided, however, that: (a) nothing contained in this Agreement shall affect any right Officer may have pursuant to the federal entitlement to continued group health care coverage as provided in the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) or any successor legislation or comparable state law; (b) if Officer is entitled to receive a Severance Payment pursuant to Section 2 hereof, and if Officer elects under COBRA to continue to receive any benefits thereunder, the Company shall reimburse Officer for the amount of such Officer’s COBRA payments for the first fifteen months after such termination; and (c) nothing shall alter or modify the post termination rights of Officer under any employee benefit plan (such as the right to exercise vested options for a specified period under the Stock Incentive Plan).

5.                                       Term.  The Agreement shall commence on the date set forth above and shall terminate upon 12 months prior written notice to the Officer.

6.                                       Employment “At Will”.  Neither this Agreement nor the Severance Payment payable hereunder shall be deemed to limit, replace or otherwise affect the “at will” nature of Officer’s employment with the Company Group.  Officer’s employment with any member of the Company Group continues to be for an unspecified term and may be terminated at will at any time with or without cause or notice by such member of the Company Group or by Officer (but in the case of Officer, without the written consent of the Company Officer must terminate his employment with all members of the Company Group).  This employment “at-will” relationship cannot be changed absent an express intent as set forth in an individualized written employment contract signed by both Officer and the Chief Executive Officer of the Company.

7.                                       Mitigation.  Officer shall have no obligation to mitigate damages based upon Officer’s termination pursuant to Section 2 of this Agreement, and the Severance Payment shall not be reduced as a result of Officer obtaining other employment within fifteen months of Officer’s termination.

8.                                       Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which, together, shall constitute one and the same instrument.

9.                                       Partial Invalidity.  Any provision of this Agreement which shall prove to be invalid, void or illegal shall in no way affect, impair or invalidate any other provision hereof, and such other provisions shall remain in full force and effect.

10.                                 Governing Law.  The terms and provisions of this Agreement shall be governed and construed pursuant to the laws of the State of California except to the extent governed by federal law.

11.                                 Construction.  Headings at the beginning of each section are solely for the convenience of the parties and are not a part of this Agreement.  Whenever required by the context of this Agreement, the singular shall include the plural and the masculine shall include the feminine and vice versa.  This Agreement shall not be construed as if it had been prepared by one of the parties, but rather as if both parties had prepared the same.  Unless otherwise indicated, all references to sections are to this Agreement.

12.                                 Integration.  This Agreement represents the entire and integrated agreement between the Company and Officer regarding the subject matter hereof and supersedes all prior negotiations, representations or agreements, either written or oral.

13.                                 Successors and Assigns.  The terms, covenants and conditions herein contained shall be binding upon and shall inure to the benefit of the heirs, successors and assigns of the parties hereto.

14.                                 No Waiver.  No waiver by either party of any breach or default hereunder shall be deemed a waiver of any other breach or default, and no delay or forbearance by either party hereunder in enforcing any of its rights or remedies shall be deemed a waiver of any such rights or remedies, unless such waiver is embodied in a writing signed by the authorized representative of the party to be bound.

IN WITNESS WHEREOF, this Agreement has been executed effective on the day and year hereinabove set forth.

THE “COMPANY”	NATIONAL MERCANTILE BANCORP

	By:	/s/ Scott A. Montgomery

	Its:	Scott A. Montgomery, President/CEO

“OFFICER”	/s/ David R. Brown
David R. Brown